Registration Nos. 333-178834

Registration Nos. 333-217385

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-178834

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-217385

UNDER

THE SECURITIES ACT OF 1933

Cogentix Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-13430173
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5420 Feltl Road

Minnetonka, Minnesota 55343

(Address of Principal Executive Offices) (Zip Code)

Michael Frazzette

Chief Executive Officer

Cogentix Medical, Inc.

5420 Feltl Road

Minnetonka, Minnesota 55343

(952) 426-6140

(Name and Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy requested to:

James C.H. Lee

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

(212) 536-3900

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those securities that remain unissued or unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

Deregistration of Securities

These Post-Effective Amendments are being filed to deregister unsold securities of Cogentix Medical, Inc., a Delaware corporation (the “Company”), that were registered on the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-178834) filed with the Commission on December 30, 2011 and amended on January 24, 2012, pertaining to the registration of an unspecified number of debt securities of the Company, an unspecified number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), an unspecified number of shares of preferred stock of the Company, par value $0.01 per share, (“Preferred Stock”), an unspecified number of warrants to purchase Common Stock (“Warrants”), and an unspecified number of units consisting of Common Stock and Warrants, up to a maximum aggregate offering price of $25,000,000; and

•	Registration Statement on Form S-3 (No. 333-217385) filed with the Commission on April 19, 2017, pertaining to the registration of an unspecified number of shares of Common Stock, an unspecified number of shares of Preferred Stock, an unspecified number of warrants to purchase Common Stock and/or Preferred Stock, an unspecified number of units consisting of some or all of these securities in any combination, and an unspecified number of subscription rights, up to a maximum aggregate offering price of $100,000,000.

On April 23, 2018, pursuant to the Agreement and Plan of Merger dated as of March 11, 2018 among the Company, LM US Parent, Inc. (“Parent”), and Camden Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent. In connection with the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on April 30, 2018.

COGENTIX MEDICAL, INC.

By:	/s/ Michael Frazzette
	Name:	Michael Frazzette
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Frazzette	Chief Executive Officer and Director (principal executive officer)	April 30, 2018
Michael Frazzette

/s/ Walter Stothers	Chief Financial Officer and Director (principal financial and accounting officer)	April 30, 2018
Walter Stothers

/s/ Marina Katsimitsoulias	Corporate Secretary and Director	April 30, 2018
Marina Katsimitsoulias